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                                                                       Exhibit 2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

               This Amendment dated April 23, 1999 ("Amendment") to the Preferred Shares Rights Agreement ("Rights Agreement"), dated as of August 29, 1997, is between Quality Semiconductor, Inc., a California corporation (the "Company"), and BankBoston, a national banking association (the "Rights Agent").

               WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

               WHEREAS, the Company, Integrated Device Technology, Inc., a corporation organized under the laws of Delaware ("IDT"), and Penguin Acquisition, Inc., a California corporation ("Sub"), have entered into entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, the outstanding shares of the Company's Common Stock will be exchanged for shares of IDT Common Stock and Sub will merge with and into the Company (the "Merger") with the Company surviving as a wholly-owned subsidiary of Acquiror.

               WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any change which the Company may deem necessary or desirable and which shall be consistent with, and for the purposes of fulfilling, the objectives of the Board of Directors of the Company in adopting the Rights Agreement.

               WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and is consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing.

               WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

               NOW, THEREFORE, the parties hereto agree as follows:

               1. Amendment to Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

               "`Merger' shall have the meaning set forth in the Merger Agreement."


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               "`Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of November 1, 1998, by and among IDT, Penguin Acquisition Inc. and Quality Semiconductor, Inc., as it may be amended from time to time."

               2. Amendment of the definition of "Acquiring Person." The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement shall be amended by adding the following at the end of Section 1(a):

               "Notwithstanding the foregoing or any provision to the contrary in this Agreement none of IDT, Penguin Acquisition, Inc., or any of their respective Affiliates or Associates shall, individually or collectively, be deemed to be an Acquiring Person pursuant to this Agreement by virtue of (i) the execution of the Merger Agreement, and (ii) the consummation of the Merger or the other transactions contemplated in the Merger Agreement."

               3. Amendment of the definition of "Distribution Date." The definition of "Distribution Date" in Section 1(h) of the Rights Agreement is amended by adding the following sentence at the end thereof:

               "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not be deemed to occur by reason of (i) the execution of the Merger Agreement,
               (ii) the consummation of the Merger, or the other transactions contemplated in the Merger Agreement, or (iii) the announcement of the Merger Agreement or the other transactions contemplated by the Merger Agreement."

               4. Amendment of the definition of "Expiration Date". Section 1(j) of the Rights Agreement is amended and restated to read in its entirety as follows:

               "`Expiration Date' shall mean the earliest of (i) immediately prior to the consummation of the Merger, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof and (iv) the Close of Business on the Final Expiration Date."

               5. Amendment of the definition of "Permitted Offer." Section 1(l) of the Rights Agreement is amended and restated to read in its entirety as follows:

               "`Permitted Offer' shall mean a tender offer for all outstanding Common Shares made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations thereunder; provided, however, that a majority of the Board of Directors has determined that the offer is both adequate and otherwise in the best


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               interests of the Company and its shareholders (taking into account all factors that the Board of Directors deems relevant, including without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value)."

               6. Amendment of the definition of "Shares Acquisition Date."
Section 1(u) of the Rights Agreement is amended by adding the following sentence at the end thereof:

               "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not be deemed to occur by virtue of (i) the execution of the Merger Agreement,
               (ii) the consummation of the Merger, or the other transactions contemplated in the Merger Agreement, or (iii) the announcement of the Merger or the other transactions contemplated by the Merger Agreement."

               7. Amendment to Section 30. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement, or by virtue of any of the transactions contemplated by the Merger Agreement."

               8. This Amendment shall be deemed to be entered into under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

               9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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               10. As amended hereby, the Agreement shall remain in full force and effect.


QUALITY SEMICONDUCTOR, INC.



By:            /s/ R. Paul Gupta
   -----------------------------------------
        R. Paul Gupta

Title: President and Chief Executive Officer


Attest:


BANKBOSTON, N.A.
  as Rights Agent



By:          /s/ Margaret Prentice
   -----------------------------------------
        Signature of Authorized Signatory


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